                                                                      Exhibit 11


                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                  COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
    FOR THE QUARTERS AND SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1997

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
                                          THREE MONTHS ENDED             SIX MONTHS ENDED
                                             SEPTEMBER 30,                  SEPTEMBER 30,
                                         1998            1997           1998           1997
                                         ----            ----           ----           ----
Basic:

Weighted average shares
   outstanding                          3,616,412      3,512,772      3,619,961      3,479,132

Net earnings                          $ 1,158,199    $ 1,084,119    $ 2,326,324    $ 2,000,259

Basic earnings per common share       $      0.32    $      0.31    $      0.64    $      0.58
                                      ===========    ===========    ===========    ===========


Diluted:

Weighted average shares
   outstanding                          3,616,412      3,512,772      3,619,961      3,479,132

Net effect of dilutive stock
   options based on the treasury
   stock method using the
   average market price                   382,181        253,293        418,336        181,116
                                      -----------    -----------    -----------    -----------

Total                                   3,998,593      3,766,065      4,038,297      3,660,248
                                      ===========    ===========    ===========    ===========

Net earnings                          $ 1,158,199    $ 1,084,119    $ 2,326,324    $ 2,000,259

Net effect of earnings attributable
to subsidiary stock options               (11,547)       (23,098)       (38,940)       (40,800)
                                      -----------    -----------    -----------    -----------

Net earnings                            1,146,651      1,061,021      2,287,384      1,959,459
                                      ===========    ===========    ===========    ===========

Diluted earnings per common share     $      0.29    $      0.28    $      0.57    $      0.54
                                      ===========    ===========    ===========    ===========
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